Exhibit 10.8

CFO Service Agreement

between

DanDrit Biotech A/S CVR No 26 02 73 22 c/o Symbion Science Park Fruebjergvej 3 2100 Copenhagen Denmark (hereinafter referred to as the ”Company”)

and

Crossfield Inc., Robert E. Wolfe PO Box 189 Randolph, VT 05060 U.S.A. (hereinafter referred to as the ”CFO”)

(The Company and the CFO hereinafter individually referred to as a ”Party” and collectively referred to as the ”Parties”)

BACKGROUND

A.	Effective as from July 11, 2017, the CFO is to be hired as consultant and Chief Financial Officer ( CFO) of the Company and Chief Financial Officer ( CFO) of the Parent Company; DanDrit Biotech USA, Inc.

B.	The Parties wish, in this Agreement, to lay down the detailed terms applying to the CFO’s engagement with the Company.

Table of contents

1. Job description	3
2. Remuneration etc	4
3. Entertainment and supplementary education and training	4
4. Workplace and working hours	4
5. Offices held during engagement with the Company	4
6. Holiday	5
7. Illness	5
8. Intellectual property rights etc.	5
9. Duty of confidentiality and return of material	6
10. Termination	6
11. Non-competition	7
12. Email, internet and personal data	7
13. Governing law and venue	8

Appendices

Appendix A List of directorships held by the CFO outside the Company

1.	Job description

1.1	The CFO is to have the title of Chief Financial Officer in the Company and in the Parent Company.

1.2	The appointment is a part time job and CFO shall in both companies be responsible for:

1.2.1	Develop and maintain systems of internal controls to safeguard financial assets of the organization. Oversee the coordination and activities including activities of independent auditors.

1.2.2	Monitor banking activities of the organization.

1.2.3	Report to the Management and Board of Directors and deliver financial information as may be requested from time to time.

1.2.4	Preparing and file all SEC filings – quarterly and yearly. Including any press releases or other necessary information towards the financial markets

1.2.5	Oversee the management and coordination of all fiscal reporting activities for the organization.

1.3	The CFO will in his work shall be accountable to the company CEO and to the Board of Directors.

1.4	The CFO is to be obliged to attend meetings of the Board of Directors, if so decided by the Board of Directors.

1.5	The CFO shall agree to be appointed as a member of the boards of directors of companies that are part of the DanDrit Biotech Group is the Company so choose.

2.	Remuneration etc.

2.1	The CFO is to be paid USD $90,000 per year. The salary is to be paid monthly in arrears on the last business day of the month, the first time being on July 31, 2017.

2.2	The payment is made by transfer to a personal or corporate account as decided by the CFO. The tax implications for the CFO resulting from the above are of no concern to the Company.

2.3	The remuneration is to be discussed with the CEO once a year in June, for the first time in June 2018. Any changes are to take effect as from July of that year.

2.4	The parties acknowledge, that the situation in the company can change, such that the CFO responsibilities will require more time and effort than indicated in this contract. In such a situation the parties will discuss increased time/responsibilities and remuneration.

2.5	As a one-time Sign On Fee the CFO receives at the time of signing this agreement USD $7,500.00

3.	Entertainment and supplementary education and training

3.1	All reasonable costs relating to the CFO’s work, including travel, accommodation and meals expenses in connection with work outside the agreed premises, are to be paid by the Company according to vouchers submitted.

4.	Workplace and working hours

4.1	The principal workplace is the address of the CFO, who will be using his own office space there. The CFO shall be obliged to attend meetings as well as other events in either Denmark or U.S.A. or away from these addresses. Moreover, the CFO is to expect some travelling during and outside working hours.

4.2	Due to the nature of the work, no fixed working hours have been agreed, as the CFO shall be obliged to work the number of hours required for a satisfactory performance of his duties.

5.	Offices held during engagement with the Company

5.1	The Board of Directors has been informed of and agrees to the CFO holding the offices, directorships, ownership, or other positions listed in the enclosed Appendix A.

5.2	The CFO shall at all times keep the Board of Directors informed about any added other positions than what is mentioned in Appendix A.

6.	Holiday

6.1	The CFO will have the right to 5 weeks of vacation with full pay per year. The CFO will arrange his vacations duly considering the interests of the Company and shall inform the CEO and Chairman of the Board of Directors.

7.	Illness

7.1	The CFO is to receive salary during illness.

7.2	The CFO shall, without undue delay, notify the Company of any absence due to illness. This notification must comply with the Staff Manual applying at any time to the Company.

7.3	If the CFO has, due to illness, been unable to work for 120 days within 12 consecutive months, the CFO’s engagement may be terminated by one month’s notice to expire at the end of a month.

8.	Intellectual property rights etc.

8.1	All intellectual property rights – including copyright and photo, patent, utility model, design and trademark rights – in creations of any kind whatsoever, whether texts, computer programmes or marketing principles, etc., which were created as part of the general relationship or were the result of an assignment given to the CFO are to be held by the Company, but subject to mandatory statutory rules. The passing of rights is final and conclusive and does not become void upon the end of the contractual relationship.

8.2	Consequently, the Company is fully entitled to exercise the above rights in creations and, moreover, the Company holds every right to reassign such rights to any third party.

9.	Duty of confidentiality and return of material

9.1	During his work, the CFO will receive confidential information about the Company. If the competitors of the Company were to learn of the contents of such information that may significantly damage the Company. Consequently, the CFO acknowledges the Company’s interest in the CFO undertaking and complying with a duty of strict confidentiality.

9.2	The CFO shall owe a duty of confidentiality as regards any confidential information relating to the Company and its activities received by the CFO as part of his contractual relationship with the Company. The only exception in this respect is information on factors that must, as a matter of course, be disclosed to a third party.

9.3	The CFO is not to be entitled to use or disclose confidential information to any third party.

9.4	Confidential information includes, but is not limited to, any information on the Company’s customers and suppliers, price and discount systems, market surveys and marketing strategies, product development, production processes and research that is not publicly available.

9.5	The duty of confidentiality and the provision barring the use of confidential information are to apply during as well as after the end of the contractual relationship.

9.6	Any breach of the duty of confidentiality and/or the provision barring the use of confidential information will be considered material breach and will result in the termination of this contract.

9.7	Upon actually leaving his position – for whatever reason – the CFO shall return to the Company any and all material etc. belonging to the Company and in the CFO’s possession. No lien is to be exercisable on any material etc. belonging to the Company.

10.	Termination

10.1	This contract is to be terminable on the part of the Company by a notice (“Termination Notice”) of 3 months to expire at the end of a month during the first 6 months of contract. After December 31, 2017, the Termination Notice is increased to 6 months to expire at the end of a month.

10.2	The contract is to be terminable on the part of the CFO by a notice of 3 months to expire at the end of a month.

10.3	In the event of material breach, the Party not in breach may terminate this Agreement without further notice and claim damages.

10.4	If the CFO suspends his payments or if bankruptcy proceedings are commenced against his estate, the Company may terminate the contract without notice.

11.	Non-competition

11.1	During the contractual relationship and for a period of 12 months after the end of the contract, the CFO shall be obliged not to be engaged, directly or indirectly, in any kind of activity that is in competition with the Company within the biotech industry.

11.2	If the Company intends to expand its business area, the obligation is also to apply to such expanded business area if the CFO has, directly or indirectly, been involved in the preparations relating to the business-area expansion.

11.3	The obligation extends to the CFO’s engagement as an owner, co-owner, employee, consultant, member of the board of directors or in any other way in Denmark as well as abroad and irrespective of whether such engagement is paid or unpaid.

11.4	If The Company finds, that a breach is in fact taken place, or if the Company finds that a breach might be happening, the Company must give written notice to the CFO. The CFO has thereafter 14 days to stop the activity in question. If the activity in question is stopped the indicated breach is of no consequence.

11.5	Company is to be entitled to claim damages for any loss caused by a breach not stopped in accordance with 11.4.

11.6	Payment of a penalty or compensation does not result in this non-competition clause ceasing to exist and, despite payment of the penalty, the CFO will thus continue not to be entitled to be engaged as specified in Clause 11.1.

12.	Email, internet and personal data

12.1	As part of the contractual relationship, the Company will be processing a number of general personal data on the CFO. Such processing will be in accordance with good practices for the processing of data and as prescribed in the Danish Act on Processing of Personal Data in force at any time.

13.	Governing law and venue

13.1	This CFO Service Agreement is to be governed by and construed in accordance with Danish law.

13.2	Any dispute arising out of this ongoing relationship or the conclusion, construction or end of this CFO Service Agreement is to be settled finally by binding arbitration according to the “Rules of Arbitration Procedure of Danish Arbitration” and the arbitral tribunal is to be made up of arbitrators appointed by the Danish Institute of Arbitration. The arbitral tribunal is to sit in Copenhagen.

13.3	If the Parties so agree, the arbitral tribunal is to be made up of only one arbitrator.

13.4	Both the Company and the CFO shall owe a duty of confidentiality as regards the arbitral proceedings and award.

This CFO Service Agreement has been executed in two copies, of which the Company and the CFO are each to receive one.

[Place], [date]	[Place], [date]

For the Company:	The CFO:

/s/ Eric Leire	/s/ Robert E. Wolfe
Eric Leire	Robert E. Wolfe

APPENDIX A

Advanced Oxygen Technologies Inc.
Anton Nielsen Vojens ApS
Baldwin Construction Inc.
Baldwin Construction Ltd
Baldwin Software Inc.
Bio Skin Development Lab Inc.
Coastal Oil Inc.
Crossfield Estates
Crossfield Wind 8, ApS
Crossfield Wind 8, Inc.
Crossfield Investments llc
Crossfield Sporthorses, Inc.
Crossfield, Inc.
Crossland Belize Ltd
Crossland ltd
Danish Composite Recycling ApS
Drumbeg Holdings Limited
Drumbeg Inc.
Eastern Star ltd.
Iprocessmanager Inc.
Iso-Ware A/S
Kode Novus I, LLC, Kode Novus II, LLC, LittlePringle 1, LLC, LittlePringle 2, LLC and Companies
Ludlow Leasing Inc.
Process Management Software ltd
Shaw Logistics Inc.
Triton International ltd
United Lock Inc.
W. Hader Inc. (and W. Hader group companies)